EXHIBIT 99.1



                                  Press Release

                          INDIAN VILLAGE BANCORP, INC.
      ANNOUNCES EARNINGS FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2003


Gnadenhutten, Ohio, May 2, 2003 - Indian Village Bancorp, Inc. (OTC Bulletin
Board: IDVB), the holding company for Indian Village Community Bank, today reported results for the three and nine months ended March 31, 2003.

Net income for the three months ended March 31, 2003 totaled $80,000 compared to $130,000 for the same period in 2002, a decrease of $50,000, or 38.5%. Net income for the nine months ended March 31, 2003 was $285,000 compared to $347,000 for the nine months ended March 31, 2002, a decrease of $62,000, or 17.9%. Basic earnings per share were $0.22 and $0.36 for the three months ended March 31, 2003 and March 31, 2002, respectively. Diluted earnings per share were $0.21 and $0.35 for the three months ended March 31, 2003 and March 31, 2002, respectively. Basic earnings per share were $0.77 and $0.95 for the nine months ended March 31, 2003 and March 31, 2002, respectively. Diluted earnings per share were $0.75 and $0.94 for the nine months ended March 31, 2003 and March 31, 2002, respectively.

Net interest income after the provision for loan losses for the three months ended March 31, 2003 totaled $355,000 as compared to $463,000 for the same period in 2002, a decrease of $108,000, or 23.3%. Net interest income after the provision for loan losses totaled $1.2 million for the nine months ended March 31, 2003, a $53,000 decrease from the same period in 2002. Total interest income was $1.2 million for the three months ended March 31, 2003, a $34,000 decrease from the same three months period in 2002. Total interest income was $3.8 million for the nine months ended March 31, 2003, a $27,000 increase from the same nine months period in 2002. Interest expense for the three months ended March 31, 2003 was $818,000, a $24,000, or 3.0% increase from the same period one year prior. Interest expense for the nine months ended March 31, 2003 totaled $2.5 million, a $15,000 increase from the same period in 2002.

Non-interest income for the three months ended March 31, 2003 was $177,000, compared to $65,000 for the same period in 2002, an increase of $112,000. The increase in non-interest income for the third quarter was primarily attributed to an increase in realized gains on sales of investment securities. For the nine months ended March 31, 2003, non-interest income was $392,000, an increase of $137,000 from the same period in 2002. Non-interest expense for the three months ended March 31, 2003 was $451,000, a $58,000 increase from the same period in 2002. Non-interest expense for the nine months ended March 31, 2003 was $1.3 million, a $127,000, or 10.9% increase from the same period in 2002. The primary factors contributing to the increase in non-interest expense was the increase in salaries and employee benefits, data processing and other expenses related to the data processing conversion that was completed in February 2003.

At March 31, 2003 total assets were $94.7 million compared to $85.3 million at June 30, 2002, an increase of $9.4 million, or 11.1%. Securities available for sale increased to $32.7 million at March 31, 2003 from $25.7 million at June 30, 2002, an increase of $7.0 million, or 27.2%. Net loans receivable decreased to $50.5 million at March 31, 2003 from $52.5 million at June 30, 2002, a decrease of $2.0 million, or 3.7%. The decrease in net loans receivable consists primarily of a decrease in residential loans. Deposits increased to $55.3 million at March 31, 2003 from $52.0 million at June 30, 2002, an increase of $3.4 million, or 6.5%. The increase in total deposits consists primarily of an increase to money market accounts and certificates of deposit. Borrowings from the FHLB totaled $30.6 million at March 31, 2003, compared to $24.8 million at June 30, 2002, an increase of $5.7 million, or 23.1% which was used to fund the increase in securities available for sale.

Non-performing assets, consisting of $70,000 in repossessed assets and real estate owned and $1,422,000 of nonaccrual loans, totaled $1,492,000 at March 31, 2003, or 1.57% of total assets, a decrease of $623,000 from June 30, 2002. The nonaccrual loans consist of $595,000 of commercial loans, $542,000 of residential loans and $285,000 of consumer loans. The allowance for loan losses totaled $398,000 at March 31, 2003, representing 27.9% of nonaccrual loans and 0.78% of gross loans receivable. At June 30, 2002 the allowance for loan losses totaled $757,000 and represented 37.0% of nonaccrual loans and 1.42% of gross loans receivable. In fiscal 2003, Management charged-off $469,000 in relation to a large commercial borrower which resulted in a decrease in the allowance for loan losses and in nonaccrual loans.

Total equity at March 31, 2003 was $8.6 million, compared to $8.3 million at June 30, 2002. At March 31, 2003 book value per share was $22.92. At March 31, 2003, the Bank exceeded all regulatory capital requirements to be categorized as "well capitalized" under applicable law and regulations.

This press release contains certain forward-looking statement within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or actual effect of future plans or strategies is inherently uncertain. Factors which could have a material effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC.


Indian Village Bancorp, Inc. is headquartered at 100 South Walnut Street, Gnadenhutten, Ohio 44629.


FOR IMMEDIATE RELEASE


For Further Information Contact:

                       Marty Lindon, President
                       Indian Village Bancorp, Inc.
                       100 South Walnut Street
                       Gnadenhutten, Ohio 44629
                       (740) 254-4314

                 SELECTED FINANCIAL CONDITION AND OPERATING DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                            MARCH 31,     JUNE 30,
                              2003          2002
                           ----------    ----------

Total Assets               $  94,771     $  85,328
Loans receivable, net         50,528        52,480
Investment Securities         32,717        25,721
Deposits                      55,328        51,957
Total borrowings              30,573        24,826
Total equity                   8,556         8,263
Book value per share       $   22.92(1)  $   22.40(1)
Common shares outstanding    404,479       402,139


                             THREE MONTHS ENDED          NINE MONTHS ENDED
                           -----------------------     ----------------------
                           MARCH 31,     MARCH 31,     MARCH 31,    MARCH 31,
                             2003          2002          2003          2002
                           ---------    ----------    ----------   ----------
Interest Income           $   1,238     $   1,272     $   3,818    $   3,791
Interest Expense                818           794         2,482        2,467
Provision for loan
  losses                         65            15           110           45
Net interest income             355           463         1,226        1,279
Non-interest income             177            65           392          255
Non-interest expense            451           393         1,295        1,168
Income before taxes              81           135           323          366
Income tax expense                1             5            38           19
Net income                       80           130           285          347
Earnings per share
  (basic)                 $    0.22     $    0.36     $    0.77    $    0.95
Earnings per share
  (diluted)               $    0.21     $    0.35     $    0.75    $    0.94
--------------------
(1) Represents total equity divided by outstanding number of common shares at each respective period end. ESOP shares are considered outstanding for this calculation unless unearned.